Knoll 1235 Water Street
East Greenville, PA 18041

Tel 215-679-7991

Press Release

Knoll Reports First Quarter 2010 Results; Generation by Knoll Chair® Continues To Gain Momentum

EAST GREENVILLE, PA, April 16, 2010 -- Knoll, Inc. (NYSE: KNL) today announced results for the first quarter ended March 31, 2010. Net sales were $175.3 million for the quarter, a decrease of 17.5% from first quarter of 2009. Operating profit for the quarter was $9.4 million, compared with $16.8 million in the first quarter of 2009. During the first quarter of 2010, we announced a restructuring plan relating to the realignment of our manufacturing footprint. Estimated total restructuring charges for this plan is $10.7 million of which $3.6 million were recorded during the first quarter of 2010. Excluding these restructuring charges, adjusted operating profit was $13.0 million for the first quarter of 2010, or 7.4% of net sales, a decrease of 43.5% when compared to adjusted operating profit for the first quarter of 2009. Net income for the first quarter of 2010 was $2.2 million, a decrease of 76.8% when compared with the first quarter of 2009. Earnings per share was $0.05 for the quarter compared to $0.21 per share in the prior year. Adjusted earnings per share was $0.10 for the quarter compared to $0.29 per share in the prior year.

"Given the overall absolute level of industry demand in the first quarter we were pleased that we were able to continue to generate industry leading levels of profitability" commented Andrew Cogan, CEO. "We continue to believe that the elements are coming together for a recovery in demand in the back half of 2010 and are investing to position Knoll to take advantage of these improved conditions."

First Quarter Results

First quarter 2010 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	3/31/10	3/31/09	Change

Net Sales	$175.3	$212.6	(17.5)%
Gross Profit	56.7	74.8	(24.2)%
Operating Expenses	43.6	51.8	(15.8)%
Restructuring Charges	3.6	6.2	N/A
Operating Profit	9.4	16.8	(44.0)%
Adjusted Operating Profit	13.0	23.0	(43.5)%
Net Income	2.2	9.5	(76.8)%
Earnings Per Share - Diluted	.05	.21	(76.2)%
Adjusted Earnings Per Share	.10	.29	(65.5)%
Backlog	138.9	163.8	(15.2)%

Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of adjusted earnings per share and adjusted operating profit to earnings per share and operating profit, respectively, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $175.3 million, a decrease of $37.3 million, or 17.5%, from the first quarter of 2009. The decrease in sales was experienced across almost all product categories with the largest declines occurring in office systems. Our overall seating sales did experience year over year growth in the quarter as a result of the successful ramp up of our new Generation by Knoll Chair®. Geographically, when compared with the prior year North America sales declined while European sales increased during the first quarter of 2010. Backlog of unfilled orders at March 31, 2010, was $138.9 million, a decrease of $24.9 million, or 15.2% compared to unfilled orders of $163.8 million at March 31, 2009.

Gross profit for the first quarter of 2010 was $56.7 million, a decrease of $18.1 million, or 24.2%, when compared with the same period in 2009. First quarter 2010 gross margin (gross profit as a percentage of net sales) decreased to 32.3% from 35.2% in the same quarter of 2009. The decrease in gross margin from the first quarter of 2009 largely resulted from price deterioration and unfavorable movements in foreign exchange. In addition, lower absorption of our fixed costs as a result of our lower sales volumes added to the decline.

Operating expenses for the first quarter of 2010 were $43.6 million, or 24.9% of sales, compared to $51.8 million, or 24.4% of sales, for the first quarter of 2009. The decrease in operating expenses during the first quarter of 2010 was in large part due to decreased spending in conjunction with our lower sales volumes. In particular, decreased sales and incentive compensation accounted for approximately $4.1 million of the reduction in operating expenses.

Our operating profit for the first quarter of 2010 was $9.4 million, a decrease of $7.4 million, or 44.0%, when compared with the same period in 2009. Operating profit as a percent of net sales was 5.4%. Operating profit for the first quarter of 2010 includes restructuring charges of $3.6 million. Excluding those restructuring charges, operating profit would have been $13.0 million, or 7.4% of net sales. For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.

Interest expense increased $1.4 million from $2.8 million in the first quarter of 2009 to $4.2 million during the first quarter of 2010. The increase in interest expense is due to an interest rate swap agreement that went into effect during the second quarter of 2009. This agreement increased interest expense by $2.4 million during the first quarter of 2010.

Other income/expense during the first quarter of 2010 included an approximate $1.5 million loss due to foreign currency translation and $0.1 million gain on miscellaneous income. Other income/expense during the first quarter of 2009 included an approximate $1.1 million gain due to foreign currency translation and a $0.2 million gain on miscellaneous income.

Our effective tax rate was 42.3% for the quarter, as compared to 37.8% for the same period last year. The increase in the effective tax rate is largely due to the mix of pretax income in the countries in which we operate.

Cash provided by operations during the first quarter 2010 was $11.5 million, compared with cash used in operations of $14.8 million the year before. Capital expenditures for the period totaled $1.3 million compared to $5.1 million in the comparable period for 2009. During the first quarter of 2010 the Company repaid $5.0 million of debt and purchased $5.5 million of common stock shares using stock option proceeds. The Company also paid a quarterly dividend of $0.9 million, or $0.02 per share, in the first quarter of 2010 compared to $5.4 million, or $0.12 per share, in the first quarter of 2009.

"I am pleased that even at these levels of operating results, we can reduce debt by $5.0 million, buyback $5.5 million dollars of common stock, continue to restructure operations, improve working capital, and comfortably within our bank covenants", commented Barry L. McCabe, EVP & CFO.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted earnings per share and adjusted operating profit measures, which are both non-GAAP financial measures. Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring charges. We present adjusted earnings per share and adjusted operating profit because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted earnings per share and adjusted operating profit are not measurements of our financial performance under GAAP and should not be considered as an alternative to earnings per share or operating profit under GAAP. Adjusted earnings per share and adjusted operating profit have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating adjusted earnings per share and adjusted operating profit, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of adjusted earnings per share and adjusted operating profit should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted earnings per share and adjusted operating profit only supplementally.

The following table reconciles adjusted earnings per share to earnings per share for the periods indicated.

	Three Months Ended March 31,
	2010	2009

Earnings per Share - Diluted	$0.05	$0.21
Add back:
Restructuring charges	0.05	0.08

Adjusted Earnings per Share - Diluted	$0.10	$0.29

The following table reconciles adjusted operating profit to operating profit for the periods indicated.

	Three Months Ended March 31,
	2010	2009

Operating Profit ($mm)	$9.4	$16.8
Add back:
Restructuring charges	3.6	6.2

Adjusted Operating Profit	$13.0	$23.0

Conference Call Information

Knoll will host a conference call on Friday, April 16, 2010 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 800 510-9834

International 617 614-3669

Passcode 38901794

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through April 23, 2010 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 29285523).

About Knoll

Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and can help companies, healthcare organizations and educational institutions achieve Leadership in Energy and Environmental Design (LEED®) workplace certification. Knoll is the contract furniture industry's first member of the Chicago Climate Exchange (CCX®) and is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. This includes, without limitation, our statements and expectations regarding any future recovery in our industry. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)

Sales	$175,259	$212,609
Cost of sales	118,598	137,842

Gross profit	56,661	74,767
Selling, general, and administrative expenses	43,645	51,763
Restructuring charges	3,608	6,239

Operating income	9,408	16,765
Interest expense	4,153	2,771
Other (expense) income, net	(1,413)	1,324

Income before income tax expense	3,842	15,318
Income tax expense	1,627	5,793

Net income	$2,215	$9,525

Earnings per share:
Basic	$.05	$.21
Diluted	$.05	$.21
Weighted-average shares outstanding:
Basic	45,626,903	45,301,358
Diluted	45,865,732	45,301,358

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,135	$5,961
Customer receivables, net	107,836	113,652
Inventories	80,796	79,964
Prepaid and other current assets	19,597	14,300

Total current assets	216,364	213,877
Property, plant, and equipment, net	128,653	135,045
Intangible assets, net	299,302	299,162
Other noncurrent assets	8,681	7,536

Total Assets	$653,000	$655,620

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$134	$149
Accounts payable	67,715	74,687
Other current liabilities	78,249	78,428

Total current liabilities	146,098	153,264
Long-term debt	290,141	295,156
Other noncurrent liabilities	124,156	117,638

Total liabilities	560,395	566,058

Stockholders' equity	92,605	89,562

Total Liabilities and Stockholders' Equity	$653,000	$655,620

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)

Net income	$2,215	$9,525

Cash Flows provided by (used in) provided by Operating Activities	11,521	(14,840)

Cash Flows used in Investing Activities	(1,661)	(5,138)

Cash Flows (used in) provided by Financing Activities	(5,676)	17,920

Effect of exchange rate changes on cash and cash equivalents	(2,010)	(548)

Increase (decrease) in cash and cash equivalents	2,174	(2,606)

Cash and cash equivalents at beginning of period	5,961	14,903

Cash and cash equivalents at end of period	$8,135	$12,297